 Exhibit 10.6

EXHIBIT “B”

SUPPLEMENTAL NOTICE

Re:
Lease dated as of Feb. 11, 2025, by and between MBV II, LLC, as Landlord, and CommerceOne Bank, as Tenant, as the same may have been modified from time to time (the “Lease”), for that certain premises known as Suite         located at 2701 Cahaba Road, Mountain Brook, Alabama 35223, as more particularly described in the Lease.

Dear Tenant:

Pursuant to the captioned Lease, please be advised as follows:

The Commencement Date is the  1  day of August, 2025, and the expiration date of the Lease Term is the  31  day of July, 2040, subject however to the terms and provisions of the Lease.

Terms denoted herein by initial capitalization shall have the meanings ascribed thereto in the Lease.
Acknowledged and agreed this 12th day of August, 2025.

LANDLORD:
MBV, II, LLC

By:	/s/ Ken Polk

Name:	Ken Polk

Title:	Manager

Date:	Mar 18, 2026

TENANT:
CommerceOne Bank

By:	/s/ Judson Spooner

Name:	Judson Spooner

Title:	CFO

Date:	8/12/2025